Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 600
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Underground Fire Results in Temporary Idling of Excel No. 3 Mine; Firefighting Efforts Underway

Tulsa, Oklahoma, December 27, 2004 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that its wholly-owned MC Mining, LLC subsidiary has temporarily idled the Excel No. 3 mine located near the city of Pikeville in Pike County, Kentucky, following the occurrence of a mine fire during the annual Christmas holiday break. The mine fire was discovered by mine personnel near the bottom of the Excel No. 3 mine slope late the night of December 25, 2004. After detecting the fire, MC Mining immediately undertook actions to suppress the fire and notified federal and state safety officials. Mine emergency response teams from the Mine Safety and Health Administration (“MSHA”) and the Kentucky Department of Mines and Minerals (“KDMM”) joined with MC Mining firefighting personnel in initial efforts to extinguish the fire. Firefighting efforts continued until late morning on December 26, 2004, at which point the mine was evacuated for safety reasons. All employees are accounted for and no injuries were incurred during the firefighting efforts or the evacuation.

Following the evacuation, MC Mining began efforts to cut off oxygen to the fire from the surface of the Excel No. 3 mine. These efforts initially focused on the temporary capping of the two mine portals which was completed early Sunday afternoon. MC Mining and other Alliance personnel, in conjunction with on-site representatives from MSHA and KDMM, are implementing a plan to isolate and extinguish the fire. As part of this plan, crews have begun drilling multiple boreholes into the Excel No. 3 mine. These boreholes will be used to monitor atmospheric conditions and pump inert gases into the mine to extinguish the fire.

Normal operations at MC Mining will remain suspended until the fire is extinguished, the atmosphere is rendered inert and the Excel No. 3 mine is recovered. The Partnership’s results will be adversely impacted until production resumes at MC Mining. It is premature, however, to determine the specific impact on the financial performance of the Partnership as a result of the Excel No. 3 mine fire incident. The Partnership is analyzing various alternatives to mitigate potential losses arising from the fire. This analysis will include a review of its commercial property (including business interruption) insurance policies, which provide for one or more deductibles and ten percent coinsurance.

MC Mining is an underground mining complex that employs approximately 250 workers. The Excel No. 3 mine produces low-sulfur coal from the Pond Creek coal seam utilizing continuous mining units and room-and-pillar techniques. Production from the mine during 2004 has averaged approximately 160,000 tons per month.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding the business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse changes in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulations, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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